Event ID:   1013789
Event Name: Q4 2004 Audiovox Corporation Earnings Conference Call
Event Date: 2005-02-14T15:00:00 UTC

******************************************************
C: Glenn Weiner;GW Communications;Public and Investor Relations Contact
C: John Shalam;Audiovox Corporation;Chairman, President, and CEO
C: Michael Stoehr;Audiovox Corporation;SVP and CFO
C: Pat Lavelle;Audiovox Corporation;President and CEO, Audiovox Electronics
   Corporation
P: John Bucher;Harris Nesbitt;Analyst
P: Ian Cordon;B-Valley and Company;Analyst
P: Matt Reams;Buckhead Capital;Analyst
P: Richard Greenberg;Donald Smith Incorporated;Analyst
P: Tom Bedenberg;Columbia Management;Analyst
P: Operator;;
P: Unidentified Speaker;;

Operator: Good day, ladies and gentlemen and welcome to the Q4 2004 Audiovox Corporation earnings conference call. My name is Candace (ph) and I'll be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Mr. Glenn Weiner. Please precede, sir.

Glenn Weiner: Thank you and good morning everyone. Thank you for joining us today.

The purpose of this call is to discuss Audiovox's fiscal 2004 fourth quarter and year-end financial results.

As the operator mentioned, today's call is being web cast on the Company's site, www.audiovox.com under investor relations. And a replay has been arranged for your convenience.

If you have not received a copy of this morning's announcement, you may obtain a copy of the Company's web site under corporate press releases or you can call my office at 212-786-6011 and a copy will be forwarded to you.

Joining us on today's call will be John Shalam, Chairman and Chief Executive Officer, Michael Stoehr, Senior Vice President and Chief Financial Officer, and Patrick Lavelle, President and CEO of Audiovox Electronics Corporation.

After opening remarks by management, there will be a question and answer session.

Before getting started, I'd like to advise all the call participants that management will not be taking questions or commenting on the February 7 press release regarding the notice of the filing extension and the reasons thereof for their 10-K for fiscal 2004.

The Company believes that all questions regarding this matter have been covered by that release.

Now, I would like to briefly read Safe Harbor language.

Except for historical information contained herein, statements made on today's call and on today's web cast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements.

These factors include, but are not limited to, risks that may result from changes in the Company's business operations. Our ability to keep pace with technological advances, significant competition in the mobile and consumer electronics businesses.

                         EXHIBIT 99.2

Our relationships with key suppliers and customers, quality and consumer acceptance of newly introduced products, market volatility, non-availability of product, excess inventory, price and product competition, new product introductions, the possibility that the review of our prior filings by the SEC may result in changes to our financial statements, and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements or other corporate actions.

Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2003 and Form 10-Q for the fiscal 2004 third quarter ended August 31, 2004.

At this time, I'd like to introduce John Shalam, Chairman, President, and Chief Executive Officer of Audiovox.

John?

John Shalam: Thank you, Glenn and good morning.

I'd like to thank you for joining us today as we discuss our fiscal year 2004 results and our strategy for the coming year.

On the call today are Michael Stoehr, Senior Vice President and Chief Financial Officer and Patrick Lavelle, Chief Executive Officer of Audiovox Electronics.

After my opening remarks, Michael will review our fourth quarter and fiscal year results and provide some guidance on fiscal 2005 projections. Pat will then discuss the electronics business and market environment before opening up the call to questions and answers.

We're all pleased to have the opportunity to review our business outlook with you and answer any questions you may have.

For those who have been following us closely, you know that 2004 was a year marked by many key milestones, most notably the sale of our center of business to UT Starcom. The proceeds from the sale, $320 million and after expenses we have roughly $140 million in cash and no debt. And are actively looking for strategic and synergistic acquisitions that will contribute to both top and bottom-line growth.

I will spend a few minutes reviewing our results but my goal is to focus more on our strategy for the coming year.

As you saw from today's announcement, our fourth quarter sales of $150 million were down 21% from the prior year. On an annual basis, our sales were up around 10%. Excluding the gain from the sale of Cellular, our income, margins, and profits were all down versus the prior year.

On top of that, there were several large one-time charges that we took in 2004 that did not help the profit picture. These charges included certain indirect expenses that were part of the Cellular divestiture and 100% increase in professional fees, the Sarbanes-Oxley, and the additional 2002 audit.

Suffice it to say that a substantial effort will be mounted in 2005 to improve our overall profit picture regardless of the sales projections for the year.

At the end of 2004, we made our first post Cellular acquisition, Terk Technologies. Synergistic in nature, this is the type of acquisition that we will be targeting throughout 2005 and beyond, one that takes best advantage of our internal systems and our distribution network.

Pat will explain it further, but we are already seeing positives from this acquisition.

In 2004 sales from Audiovox Germany, which was also acquired in the Recoton deal, stabilized but more importantly have given us a solid international presence. Something we have not had in years past.

We will look to this operation to expand our international sales efforts in 2005 and beyond.

I would like to now spend a minute discussing Audiovox today.

We are in transition. We have gone from the Company successfully competing in 2 very different market segments, cellular and electronics, to a Company that will make its future in only one of these segments. There are major adjustments to be made, which will take several months to achieve.

In addition, we are working to streamline our Malaysian operation and to exit that market, which contributes little to our bottom line. We are also in the process of restructuring our Venezuelan operation to achieve better results.

We need to redirect our energies into more productive areas. Substantial time, money, and human resources have been expended on implementation of Sarbanes-Oxley compliance, completing auditing requirements with UT Starcom deal, and preparing for the 2004 audit and 10-K.

                         EXHIBIT 99.2

There is much to do in 2005 but the result is that we will be a leader and highly focused Company with a clear direction and strong goals.

All of the above issues impact our growth projections and as a result, we are projecting modest growth in fiscal 2005, up 3% to 8%. That is, of course, barring any additional acquisitions.

Not what I would have liked to report but an honest assessment of where I believe we will be as we come out of this very important year.

I'd like to thank you for your support and at this time I'll turn the call over to Michael.

Michael Stoehr: Thank you, John. Good morning, everyone.

We have given you a lot of financial information in the press release. So as not to be repetitive, I'd like to highlight the transactions that occurred in the fourth quarter both financially and administratively for the Company.

For the Cellular business, we completed the audit of the networking capital adjustment as required by the agreement and submitted a positive adjustment of approximately $8.5 million to the buyer.

To date we have collected all of the Cellular accounts receivable and approximately $5.6 million of the working capital, positive working capital adjustment. We now have $11.1 balance remaining, which includes the escrow money of $8.2 million and $2.9 million of the working capital adjustment.

At this point, the transaction is completed. We'll be making the tax payment today. So if you take the cash that we have plus, minus the tax payment, plus the remaining balance that we expect to collect from the buyer, the Company's cash position should settle out at $166.1 million.

The second transaction in the Company that's occurred in the fourth quarter is that we had previously reported an extension on our 10-K filing in order to have an opinion issued on fiscal 2002. This delay is due to our former auditor not consenting to the use of their 2002 opinion for this year.

To clarify this, we're required to have 3 years worth of audit opinions in our 10-K. This year, 2002, was the last one that our former auditor was involved with.

As such, we've engaged our auditors, Grant Thornton, to provide us with an opinion on 2002. And we're completing this work as I speak.

As for the fiscal 2004 audit, we have completed this and we're only waiting for the completion of 2002 to file our 10-K.

On Sarbanes-Oxley, the implementation and the 404 work, we're working through this right now and working towards a completion date of March 31 as we took advantage of the 45-day extension that was granted by the SEC.

The total cost to date of the implementation of this project was $2.1 million, which includes the TT audited.

The other project that the Company is working is that we have a requirement based on the asset purchase agreement to get an audited balance sheet to take a look at the working capital adjustment.

So these are some of the projects that the Company has been working on during the first quarter.

I'd like to talk a little bit about the fourth quarter. As John had mentioned, sales were $150 million. We had a decrease from last year's quarter of 21%. This is a result of competition of price erosion in the mobile video and portable DVDs from suppliers, from other suppliers.

And then Pat will take you through in much more depth what's going on in the market end of the Company.

There are some bright spots such as our satellite radio products.

As for the operating loss from continuing operations, again this is composed of a lot of charges that have come through related to the divestiture or the sale of the wireless group and other charges related to the implementation of Sarbanes-Oxley.

For the quarter, approximately $5.3 million of the $9 million overhead that we show from the administrative company is related to the following.

We had an $894,000 final charge for compliance of stocks. This is the outside external auditors. This does not include the audit.

This is to get us prepared for the testing, the risk assessment modules, and everything that had to be done and included overseas costs as we had to bring our foreign subsidiaries into this Sarbanes compliance.
                        EXHIBIT 99.2

The additional requirement for the 2002 audit cost was $600,000. And we have $3.8 million that is related to the indirect costs, related to the Cellular transactions, which include costs that we could not push to the discontinued line as it was related to the parent company.

Including such things as the discount for the banks that we had to pick up since we paid off the bank earlier, allocations that were given to wireless, the Cellular group, that could not be maintained and had to be pushed back up to the parent.

As a result of this, we had a net loss from continuing operations for the fourth quarter of about $2.3 million. The after tax impact of these charges that I just mentioned are $3 million.

The Company reported consolidated EPS for the quarter of $3.02. The gain on the transaction of the fourth quarter for the Cellular group was $67 million.

For fiscal 2005, looking forward, as John had mentioned, the Company is looking top line revenue growth between 3 and 8% excluding any acquisitions. We're being cautious in the estimates as we take a look at new products, as we have new products coming to the market and we expect the mobile video products to stabilize during the year.

Again, Pat will give you a much better view of what we're looking forward to as we go into 2005.

We look for the gross margins to improve during the second half, reflecting these new product introductions. And we continue to anticipate the 5% operating margin to be obtained by the fourth quarter fiscal 2005, which we discussed in our third quarter conference call.

In order to work towards these goals, the Company needs to improve in 3 areas, as we've discussed - increased revenue, increased gross margin, and reduction of overall operating expenses.

For the first quarter, we're looking at sales in the range of 118 to $122 million. We anticipate the Company will also receive benefit of interest income from our current investments as well as having no domestic bank obligations outstanding at this time.

The Company also anticipates increased income from its equity investments in the first quarter.

Lastly, as a part of our overall review of the Company, we have taken a look at our overseas operations, specifically Venezuela and Malaysia to see how they fit into the Company's overall strategic plan.

At this point we have taken a look to discontinuing operations in Malaysia and we are now working together to put a plan to bring it to, to get out this operation.

Part of it will be, this will be further reduce any of the debt that the Company has outstanding. There may be a charge in discontinuing operations in the first quarter and we are now studying to see what that would be.

The Company does not anticipate any borrowings this year for its domestic operations except in internationally, which would be Audiovox Germany.

I'll be around for some questions later.


                         EXHIBIT 99.2

John?

Thank you very much.

John Shalam: Michael, thank you very much. I'd like to turn the call over now to Pat Lavelle.

Pat?

Pat Lavelle: Thank you, John and good morning everyone.

As I indicated, or as John indicated, AEC finished the year with a 10% increase over 2003. But we have experienced market deterioration in mobile video and portable DVD, which were the principle drivers of our fourth quarter decline of 21%.

It is important to note that the fourth quarter of '03 was an all time record and we did not project sales to reach this level for '04. In fact, the fourth quarter sales came in even with our projections for the quarter.

The mobile video category, which makes up a largest percentage of our mobile electronic sales, has been impacted by a number of factors.

One, the speed to market of the original equipment car manufacturers combined with a higher number of vehicles with standard factory options has and will continue to affect after market sales.

A recent NPD intellect report indicated after market mobile video sales were down 20% in dollars through October 2004 and 22% down in units.

This, coupled with dozens of new after market suppliers vying for a smaller pie, has given way to deep discounting during the fourth quarter, putting additional pressure on margins.

Mobile video sales for Audiovox were down 19.6% for the year and we expect a continued softening during the first and second quarters of '05 since this slowdown began in the second half of 2004.

This slowdown has created a bulge in our mobile video inventory, which we are moving through but doing so at lower margins. We expect to see a stabilization of sales and more normal margins as we move into the second half and begin shipping our new shuttle system and new larger size overhead systems.

In fact, we expect to see an improvement in average selling prices since the larger overheads and our custom headrest systems will carry higher prices.

It's important to understand the change that we are seeing in mobile video is a natural evolution for vehicle related electronics.

Many exciting new products are developed by the after market manufacturers and they create a new market, after a time the OEs recognize the potential and develop products of their own. OEM option packaging and standardization will then begin to pull sales from the after market.

However, the after market business does not go away. I would point to our auto sound and security businesses as perfect examples.

But the business does change and that is what we are experiencing today.

                        EXHIBIT 99.2

Make no mistake. There are still opportunities in mobile video. Audiovox still maintains its number one market share by a large margin. And the new products introduced at this year's CES were received very well.

Our plan to manage this change is 1, to continue to develop and deliver innovative new products, like our shuttle system and all-in-one headrest systems. Two, to continue to push for better penetration at the OEM level.

In 2004 our OE business grew by 41% driven by new security business with KIA, Mazda, and Daimler-Chrysler. And new video programs with Ford, Toyota, and KIA.

Moving into 2005 we have a number of projects in various levels of development for OEs and growth at this level will help offset market maturation.

The third way to mitigate the shift in mobile video business is to layer on to existing sales the next emerging category.

As I've indicated, we've been through this process before with auto sound and security. We've anticipated this. And Audiovox has been successful in moving quickly to identify emerging categories and add them to our existing core business. This is our strategy with satellite radio.

For 2004 sales have more than doubled over 2003. And projections for 2005 are to double unit sales again.

Satellite radio continues to gain consumer awareness and Audiovox has positioned itself as a leader with number 2 market share.

We have strong relationships with both Sirius and XM and we believe that our recent acquisition of Terk Technology further solidifies our position in this category and enhances our overall product portfolio.

In 2005, we add the XM direct products to our lineup as a result of the acquisition. Today if you buy an XM Ready Radio and you want to activate the service you must add a receiver and antenna from Audiovox regardless of what brand of XM Ready Radio you own.

Additionally, there are over three million factory radios in service today that can be upgraded and this will give us an opportunity to expand our 12 volt distribution. The brands that were acquired as part of the Recoton asset purchase sales that had virtually ceased at the time of acquisition have re-emerged and met all targets exceeding $90 million in sales for 2004.

Throughout 2005 we will be adding products to each of the lines. Initial retail response has been very good. In addition the total ARM acquisition continues to perform well with code systems posting a 92 percent increase in sales over 2003.

Our other mobile electronics business Audiovox Security, Remote Starts, navigation all grew and we continue to expect modest but solid growth. Besides new collision avoidance systems, we introduced at the CES show we expect to see our navigation business grow in 2005 with real-time traffic service finally becoming a reality in the United States.

Consumer electronics were flat with 2003. Drivers for this category were LCD TV's and under cabinet TV's. However, we have been negatively impacted by the continued decline of portable DVD selling prices which were brought on mostly by new low price China suppliers that are flooding the market.

                        EXHIBIT 99.2

On our last call, I had indicated we would have lower sales of portable DVD's since we had chosen not to participate in certain Black Friday promotions which helped drive sales in the fourth quarter of '03.

Audiovox finished the year with number three market share in portable DVD and our new line for 2005 should allow us to be very competitive.

In the second half of 2005, we will introduce a number of digital multimedia portables incorporating GPS, MPEG4, MP3 hard drive and Flash Memory based units. These will give us opportunities to grow sales within the consumer group.

We are also taking a hard look at productivity improvements and costs reduction programs some of which will take effect by the end of the first quarter and into the second. Generally our plans for 2005 remain consistent with past strategies to focus on emerging technologies and benefit from the exciting new markets that go with them and to continue to add new innovative products to existing categories and leverage our brand and distribution network.

Add to this strategy the ability to acquire strategic synergistic operations to grow sales, strengthen customer relationships and enhance bottom line performance. The challenges that we are facing are real and we will make the necessary adjustments to compete and be successful. It has always been this way. Despite the challenges, AEC has consistently grown employing this strategy and the strategies outlined and I anticipate we will continue to do so.

I'm around for questions.

John, thanks.

John Shalam: Thank you very much ladies and gentlemen. We're now ready for your questions.

Operator: (Operator Instructions)

Please standby for your first question.

Our first questions comes from John Bucher of Harris Nesbitt. Please proceed.

John Bucher: Thank you. It looks like the continuing operations ten cents loss figure that that figure include the $3.8 million of transaction related charges. Is that correct Michael?

Michael Stoehr: Yes it is John.

John Bucher: So if I were to try and come up with own pro forma number to get a feel for what the results would have been without the impact of that transaction it looks like you would have been at a positive seven cent number - somewhere in that area?

Michael Stoehr: Yes. I can't exactly go on non-GAAP numbers, but if you kind of back into it.

John Bucher: Yes that's exactly what we've done. Okay I think that might be a more clear pro forma if you will number from continuing opps separate from any transaction related expenses.

Michael Stoehr: That's correct. There's also included in there - as I mentioned, we have the Sarbanes-Oxley charge of 884 went into the quarter. We anticipate next year - and we're looking at this and it'll be in the 10-K when you see it is that for the whole year external costs that we use because you know socs (ph) is ongoing thing that you continually have to maintain but the costs will probably be much less than that so you're probably looking at about half million for the whole year for external costs.

John Bucher: Okay.

                        EXHIBIT 99.2

Michael Stoehr: So if you want to divide that by four and take that out of the 884 that's the way to look at it.

John Bucher: Thank you very much and the outlook for $118-$122 million for the first fiscal quarter - can you say how much of that would be attributable to Terk?

Michael Stoehr: Probably looking somewhere around $7.5-$9.0 million.

John Bucher: So they're probably still tracking towards something in the area of $40-$50 million in annual revenue.

Pat Lavelle: John, let me correct that. We're not picking up the month of December in our first fiscal so it's probably going to be somewhere between five and seven.

John Bucher: Are you still - I know some of this depends on how much migration you get from XM Ready Radios that activate, but do you expect at least $40-$50 million in contribution from Terk for the full 2005?

Pat Lavelle: Yes we do but not all on XL.

John Bucher: Okay.

Pat Lavelle: And John there's one other point that I wanted to make. In our fourth quarter numbers there was an $850,000 charge for patents and that was a one time charge as well.

John Bucher: Okay, that was a licensing expense?

Pat Lavelle: Yes.

Unidentified Speaker: Yes - that was in the - if you look at the present release under the operating expenses for it you see.

John Bucher: Thank you. Can you say - I know you've indicated that satellite radio revenues could double again in 2005. Can you say how big a piece of the overall business satellite radio could be and then separate from satellite radio did you have any ten percent customers in the fourth quarter?

Pat Lavelle: As far as satellite radio, we're looking at somewhere in the range of $85 million in total sales for the year as a projection.

John Bucher: That's for 2005?

Pat Lavelle: For 2005 and that would include - remember I my last call I had indicated that we had a change in our subsidy structure with Sirus which will bring down the sales of approximately 40 percent.

John Bucher: Okay and one final question and I'll yield the floor here. Michael, the tax rate that we should assume for fiscal 2005?

                        EXHIBIT 99.2

Michael Stoehr: Yes use the 35 for federal and six percent for state.

John Bucher: Thank you very much.

Operator: Again ladies and gentlemen if you wish to ask a question please press star followed by one on your touch-tone telephone.

Our next question comes from Ian Cordon of B-Valley and Company. Please proceed.

Ian Cordon: Thank you. Could you just clarify the three to eight percent revenue growth for '05? Does that include the revenue from Turk in addition to that three to eight percent growth?

Unidentified Speaker: That includes the Terk and also - this is Mike Store (ph) speaking - that that includes the Terk acquisition and also includes the impact that Pat discussed about the shifting in the mobile video business - 2005 versus 2004.

Ian Cordon: Okay and could you just give us an estimate of what kind of decline in mobile video and portable DVD's is baked into that '05 number?

Pat Lavelle: Well what we're looking at is probably an additional 20 percent drop in mobile video which is pretty much caused by price erosion that we would expect to see in the first half of the year.

Ian Cordon: Okay and how do you feel about the health of your inventory outside of the any mobile video product?

Pat Lavelle: I think our inventories are in good position. As of the beginning of this month our next inventory position was $108 million and our target inventory where we would target a three month supply sixty days on hand and thirty days of float our target inventory is $106 million. So I think our inventory positions are in good shape.

Unidentified Speaker: Again in the press release under liquidity and capital we try to point out the contractions of the inventory. That's all the way from (inaudible).

Ian Cordon: Okay and the receivables that are listed on the balance sheet does that include the cellular receivables that had not been you know picked up by-

Pat Lavelle: On - let's see - I'm just trying to make sure - It's had so many ilerations of this. As of November 30th there's approximately $17 million worth of receivables and I think that was in the other accounts receivable.

Ian Cordon: Okay and then-

Pat Lavelle: I'd have to take a look. We were shifting around the discontinued opps.

Ian Cordon: Okay and then if you answered that question on any ten percent customers for the fourth quarter, I missed that answer and that's my last question.

Pat Lavelle: No we had no ten percent customers. Our largest customer in the fourth quarter was about four percent.

Ian Cordon: Okay thank you.

Operator: Again ladies and gentlemen if you wish to ask a question please press star followed by one.

Our next question comes from Matt Reams of Buckhead Capital. Please proceed.

                        EXHIBIT 99.2

Matt Reams: Good morning. With the receivables and the working cap and escrow that you're targeting will that get your cash balance up to about $200 million?

Pat Lavelle: No, we'll end up at the end of the day probably by February with $166 million. I just answered the gentlemen before you - the accounts receivables do not include the $17 million worth of receivables from the AEC.

Matt Reams: You made some nice working capital improvements in '04. Based on your average inventory do you expect to make some additional working capital improvements as well in '05?

Pat Lavelle: Well I think as Pat explained - probably the first and second quarter it's going to continue to contract - it'll be a little bit higher and as we come through some of the remaining inventories and mobile video as you look at the latter half you'll see the turns improve. They've improved greatly from last year and then we expect during this year some more improvement.

Matt Reams: So what do you think your terms on inventory will get to?

Pat Lavelle: Well as Matt said the target for the company is 90 days. You have to leave some room for - nothing is 100 percent. So anywhere between 95, 90 days
- or 97 to 90 days. Somewhere in there.

Matt Reams: So about four terms you're looking for?

Pat Lavelle: Yes about that.

Matt Reams: And last year was about 37?

Pat Lavelle: In the beginning of the year it was worse than that. It got a little bit better because we looked at a lot of inventory in the fourth quarter.

Matt Reams: So am I hearing you think that working capital you can still get some improvements and do you know how much is it? Five, ten, twenty million?

Pat Lavelle: Probably the lower end of that number that you just put out. We've already pulled in about $30 million in the fourth quarter - (inaudible) operations.

Matt Reams: So five to ten?

Pat Lavelle: Five to ten.

Matt Reams: Okay and what you-

Pat Lavelle: Again I'll caution that. If the sales increase that you'll see incrementally the axis will move up but the terms will get a little bit better so we can deploy less working capital.

Matt Reams: What about CapEx? What do you intend to spend?

Pat Lavelle: For our type of operation, CapEx - with the group that we have now it's probably between $1.0-$2.0 million. We don't have a huge need for fixed assets. The only thing that will come up for us in CapEx which is down the road apiece - where our systems now the computer systems now are beginning now to reach their maturity - because of Sarbanes-Oxley and the changes that took place we need now to look at more systems that are SOKS friendly, so probably two or three years we'll be looking at more but right now it's about million two. About two million two.

Matt Reams: What about depreciation amortization? What do you expect for '05?

Pat Lavelle: Between $3.0-$3.6 million a year as we run off the rest of the assets. We got rid of the wireless (inaudible). It's between three to four hundred thousand.

Matt Reams: Just one last question. With pricing the way it is and a lot of the cheap imports coming in - do you have opportunities to improve on your outsourcing cost structure?

Pat Lavelle: That's something that we do on a constant basis. If you're talking about outsourcing from our suppliers pretty much when we get into commodity type products old shipments are negotiated before they ship so we're constantly changing the price and we look at areas within the marketplace where we can sell but we can make a margin that's acceptable. As far as our outsourcing of services, all services are under review right now. In fact, we are moving our warehouse for mass merchants to Memphis where we think we'll be able to pickup cost savings and freight and labor and in occupancy costs.

Unidentified Speaker: By the way - the way we account for our product that will show improvement in gross margins.

                        EXHIBIT 99.2

Matt Reams: Okay, thank you.

Operator: Again ladies and gentlemen if you wish to ask a question please press star followed by one. We do have a follow-up question from John Bucher if Harris Nesbitt. Please proceed.

John Bucher: Patrick, I was wondering if you could maybe rank order some of the growth opportunities that you expect in 2005? I know satellite radio is probably right up there but you've also alluded to a number of navigation system opportunities and then some of the rear observation systems - some of the specialty I guess anti-collision type opportunities as well you indicated that the improvements that you're expecting in4 the portfolio for mobile video in the second half should have an effect also. What do you think are going to be the biggest growth drivers in sort of rank order?

Pat Lavelle: Obviously we're looking at satellite radio as being the largest. We expect to see improvements year over year in our car audio as the Jensen brand re-emerges in the marketplace. On mobile video we expect to see improvement in the second half as we introduced the shuttle system and this new larger screens start to come in. These will be on the mobile side the drivers that we look at.

Navigation. Navigation is small business right now, but it is one with the advent of real time traffic we believe it's going to open up navigation. It's hard to say what that's going to be as far as increased sales for this year, but because it's so small I do not think it's going to have a tremendous impact and increase that we see there, but we will see increases. On the consumer side we're looking at LCD TV's, under cabinet TV's, we continue to expand and we are still sitting with number three market share in portable DVD's which we do expect to see improvement there as prices stabilize.

John Bucher: Okay and the shuttle system that you had at the CES show - the DVD shuttle system, what is the launch date for that new product - the next generation shuttle product?

Pat Lavelle: Right now we're looking at May.

John Bucher: Thank you very much.

Operator: Our next question comes from Richard Greenberg of Donald Smith Incorporated. Please proceed.

Richard Greenberg: Good morning. These Terk acquisitions Mike - can you give us some numbers on that in terms of how much good will and intangibles you're going to take on? What kind of gross margins - can generate and then what operating expenses if any that will ultimately add to the bottom line once you get out there operating expenses?

Michael Stoehr: Okay, we bought it for $13.6 - we had a guarantee working capital of 2.5 so that number there is 11.1. There's also an income debenture that if Terk meets certain requirements there would be another $9.2 million would have to be paid and these requirements are based on revenue levels Richard. So they had told us that this is the best they could do so we tied that future payment to the best they could do and the base equals about over four years $363 million in revenue they would be able to get another $9.2 million from the base that we looked at.

Richard Greenberg: Is that number three what Mike?

Michael Stoehr: $363 million.

Richard Greenberg: That's what they need to hit over--

Michael Stoehr: . . . four years to get the additional $9.2 million. If we file this so you can see - but that's the overall theory that Pat and I took when we dealt with them on the good will issue. Number two is on the margins because they have two types of products which is the XM satellite and then they had the accessory groups, their margins are about net after MDF and customer - the products that they give the customers probably around 25 percent. They do a lot of MDF in the accessory area. The overhead as Pat mentioned is probably where we did better is because we basically linked them to our systems and as Terk as it exists is nothing more than a product line right now and the only people that we kept is about 18 - right Pat out of the 49?

Pat Lavelle: Right.

Michael Stoehr: And they were the designers, the engineers and some of the sales people. Everything else went. So you could look at that - we looked at it - we kind of looked at it as returning to us probably between 8 and 10% once we got cleaned out on revenue.

Richard Greenberg: Okay.

Michael Stoehr: And as for assets carried they, again, they're reflective of how we carry the balance sheet. The same customers we sell so you're looking at the same 60 day turn receivables and the same inventory cycles that we have.

                        EXHIBIT 99.2
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Richard Greenberg: Sounds like a pretty good deal. The Malaysian operation, I think you got $2.5 million of debt there. What's just broad range of what the charge coming from that shut down could range?

Michael Stoehr: What that will be is what's considered the cash charge, we probably will lose $700,000 and the difference between the carrying value of the equity that we have on the financial statement vis-a-vis is it a pay us for, is what we look at now. The deal will not be done unless all the debt is paid off so that we have no responsibility for that debt.

Right now we back it up as standbys and guarantees. So that 2.6 will come off. And then because Malaysia as in Ringgit, there's a currency translation adjustment will take place for about $1 million. This represents the change in Ringgit that occurred when the dollar collapsed, when the Ringgit collapsed against the dollar a couple years ago. So you're looking at about a $1.7 to a $2 million discontinued charge. Of cash, really nothing.

Richard Greenberg: Okay, is that a pre tax, after tax number?

Michael Stoehr: That's pre tax, after tax, probably at least 42% of that down. So you're talking about $1.2 million. I can't bring it up, the discontinued option, now we're just formulizing the plan we have presented the board.

Richard Greenberg: And you're whole operating expense issue. Let's just say for example, if we were going to use, because you're talking about this 5% margin for a goal, operating margin goal for the fourth quarter. If we were to use $150 million in sales, round numbers for the fourth quarter, that would require, if I assume a 17% gross margin, you'd have to do a 12% operating expense margin, which 12% times 150 is 18 times 4 is $72 million, which is a long way off with a $92 million you just reported.

And I understand the $92 million has a bunch of one timers but there's a big bridge to get from $80 something million to $72 million in operating expenses. How are you guys feeling in achieving that goal?

Michael Stoehr: Well, listen, this is our goal. We've been known to, this is a challenge we have to do. I think what you need to look at, if you take, I think it was $92 million was the, over 10 of that was just related, so everything that's going on for the year. Things you don't see is the minority interest charges that took place in the third quarter as we unwound the companies.

There were charges for issues in Venezuela, there's foreign exchange issues in Venezuela also that flew through the statement. I think we've got, realistically, it's a very aggressive goal for us but I think we have a good shot because you've got to remember the 5% is also contingent not just on reducing overhead Richard, because that's no way to make money. It's based on three components and they have to work.

And as Pat outlined for you, component number one was revenue. We should have done, we do $160 million, and I keep the overhead at $73, we've made what we had to do. The other is the gross margins and the gross margins were impacted as Pat described previously by what's happened in the mobile video whether you introduce new products.

So this has got to be a combination of three things and the improvement in gross margin is just not necessarily charging or bringing new product, Pat alluded to a change that's taking place in our logistics and distribution. We are not only looking at the cost of the product, but the cost of bringing the product to market.

So these, all three things have to work together and we've done this before and I'm confident that we'll do it again. And we have been working even in the first quarter, assessing where we have to go. So I think we have a real good chance of doing that.

                        EXHIBIT 99.2

Pat Lavelle: Yeah, I think when you also look at the one time charges, the savings that we're looking at on AE side, the savings that we're looking at on the corporate side that the numbers are doable.

John Shalam: Richard, this is John Shalam. I just wanted to add a couple of things to the comments made by Pat and by Mike. There's been so much going on in this past year between the Stockholm deal and all of the new compliance requirements with Sarbanes Oxley. Our focus really has not been as strong as it should be on operations.

We've been more sort of drawn to all these different areas that are necessary but not productive. And I think at this point you're getting a lot of this behind us and from here on out we're going to be able to start focusing more and more on our business, on our sales and especially in streamlining the operation and our overhead.

And I think we will, in a sense, what's happening here is sort of giving us a wake up call to just start to refocus on our basic operations and once we got Sarbanes and all the reporting behind us, we'll have more time now to start really focusing very strongly on our operations to see how we can streamline and improve things. So I'm confident we'll see some improvements.

Richard Greenberg: Okay, that's great, I guess it's kind, I don't know how to express this but there's a real disappointment in yourselves, both clearly because you went from 5 to 10% and 3 to 8% but that froze in, $50 million, $40 million for Terk, so it's really like, wow, we just, from the third quarter to fourth quarter estimates we've just knocked off $50 million in sales and it brings into question boy is the market that bad or are you guys that bad in kind of projecting from one quarter to the next what sales are going to be. And I don't know if you have any comments on that?

John Shalam: I think it's a point well taken, Richard and I think you just need to watch what happens the next few months.

Richard Greenberg: Okay, good luck guys, thanks.

John Shalam: Thank you very much.

Michael Stoehr: John, to add to that, I think you've got to look at some of the product lines that we're discontinuing. As we move through the slower merchandise, it is going to impact sales and we obviously don't want to kid ourselves or anybody as to what's actually happening in the marketplace.

Richard Greenberg: Okay, thanks.

Michael Stoehr: Richard, it's Michael one last time. You know over the years we've proven very reactive to the balance sheet and overhead in Audiovox.

Richard Greenberg: Okay, Mike.

Operator: Again, ladies and gentlemen, if you wish to ask a question, please press star followed by one. Our next question come from Tom Bedenberg (ph) of Columbia Management, please proceed.

Tom Bedenberg: Good morning. Given the significant cash balance, could you talk a little more about your acquisition strategy going forward and maybe the availability of some attractive (inaudible) there and kind of timing, should we expect anything over the next few months?

John Shalam: Well, Tom, definitely that is our strategy to continue exploring different situations. We're looking primarily for companies where there would be symmetries and companies that are within the consumer electronics field where we are familiar and we're comfortable and we can use our experience and our distribution networks to enhance such an acquisition.

We don't have anything very specific right now, we've been looking at different situations that come up. Time wise, I don't think you're going to see anything happening perhaps in the next quarter. Sometimes maybe in the next half of this year we'll be exploring some situations.

                        EXHIBIT 99.2

But this is an ongoing process and we want to be careful about (inaudible). Right now the valuations of many companies is very, very high. The market has been strong, there's a lot of cash around, there are a lot of investors looking for good opportunities and prices and multiples are very high. And we prefer to be more patient and to find situations such as the Terk deal where we can leverage a little bit better and make a better acquisition.

Michael Stoehr: And was the Terk deal a competitive bid process?

John Shalam: No it wasn't.

Tom Bedenberg: Can you talk a little bit about how that came about?

Unidentified Speaker: This is (inaudible) speaking. They did, we had no Terk from the cash we have been following since they're in our business area. And as Pat mentioned, they are a niche player for several things we're doing. There was, they were owned by a fund who did put it out to bid. There wasn't a lot of competition for us, so again, it's kind of a niche player and again, just made an offer based upon what we felt was a fair value based upon the business plan they presented to us which we discounted.

And then, as I mentioned, our position was if they truly believed in what they could do, then they would bet on the come with us. And that's the diventure that we put down.

Tom Bedenberg: Okay, thank you.

Operator: Gentlemen, you have no further questions at this time, please proceed to your closing remarks.

John Shalam: Thank you very much. We appreciate your interest in the company. We're not happy with the results as we've stated several times already during this presentation. But we are hopeful that we will see improvements going forward. There are many good opportunities. There's a major restructuring taking place and I think we will have more encouraging numbers and figures in the future to tell you about.

So on a closing basis, thank you very much for your support of Audiovox, we appreciate your interest and we thank you for your support. Thank you.

Operator: Thank you for your participation in today's conference. This concludes the presentation, you may now disconnect.

Have a great day.



                                EXHIBIT 99.2